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Exhibit 99.1

CONTACT:
Susan Burns
Citigate Sard Verbinnen
212-687-8080
sburns@sardverb.com

                     LEXENT RETAINS INVESTMENT BANKING FIRM

                       TO EVALUATE MANAGEMENT BUYOUT OFFER

NEW YORK, MARCH 3, 2003 - Lexent Inc. (Nasdaq: LXNT), an infrastructure services provider delivering a full spectrum of design, program management and deployment services in the nation's largest metropolitan markets, today announced that it has retained Rodman & Renshaw Inc., a New York based investment banking firm, to assist Lexent in analyzing and evaluating the previously announced offer from a management group, led by Hugh J. O'Kane, Jr., Lexent's Chairman, and Kevin O'Kane, Lexent's Vice Chairman and Chief Executive, to purchase all outstanding shares of common stock of the Company, other than those owned by the buying group, at $1.25 per share. In addition to advising Lexent, Rodman & Renshaw has been retained to render an opinion as to the fairness, from a financial point of view, of the proposed offer to Lexent's stockholders. Rodman & Renshaw was selected by a management committee comprised of Lexent's Chief Financial Officer and General Counsel, neither of whom is a member of the buying group.

ABOUT LEXENT INC.

Leveraging more than fifty years of experience, Lexent (Nasdaq: LXNT) is an infrastructure services company that designs, deploys and maintains fiber optic, electrical and life safety systems for telecommunications carriers and enterprise organizations in some of the largest national metropolitan markets. Supporting the above offerings, Lexent provides a full spectrum of project management and specialized maintenance services to utility, telecommunications, real estate, government and large enterprise customers. The Company has offices in New York, Boston, Washington D.C, Philadelphia, Miami, Long Island, White Plains, and the state of New Jersey. For additional information on the Company, see Lexent's web site at http://www.lexent.net.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by the use of words such as "believes", "anticipates", "expects", "intends", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in the Company's registration statement on Form S-1 and other reports filed with the Securities and Exchange Commission.

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